Exhibit 99.1

Temecula Valley Bancorp Enters Into Non-Binding LOI with Private Equity Funds for up to $210 Million Cash Infusion

TEMECULA, Calif.--(BUSINESS WIRE)--June 1, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) (“Temecula Valley”), along with its wholly owned subsidiary Temecula Valley Bank, announced today that it has entered into a non-binding letter of intent with Bancroft Capital and certain institutional investors, including Orient Property Group LLC. The letter provides for a cash investment of up to $210 million. Subject to completion of due diligence and the satisfaction of certain other conditions, the Bancroft/Orient group would make a $105 million equity investment in equity securities and an additional $105 million investment in a pool of targeted loans.

The transaction would be structured to meet or exceed Temecula Valley Bank’s regulatory capital requirements. Pursuant to the letter, it is contemplated that the investors will purchase from Temecula Valley shares of voting securities, an aggregate purchase price of $105 million, that would receive Tier 1 capital treatment. To the extent preferred stock is issued, it is proposed that the preferred stock would be convertible at a conversion price of $0.50 per share. The conversion price of the preferred stock would equate to a premium of approximately 25% over the $0.40 closing price of Temecula Valley’s common stock on May 29, 2009. Prior to conversion, the preferred stock would vote together with Temecula Valley’s common stock on an as-converted basis on all matters presented to Temecula Valley’s shareholders.

Additionally, the structure of the transaction contemplates that certain of the investors would contribute $105 million to a separate entity that will be jointly owned by Temecula Valley Bank and such investors. That entity would hold certain non-performing and sub-performing assets. This structure is intended to enable enhanced management of those assets.

Upon completion of the proposed investment, the investors would own approximately 95% of Temecula Valley’s fully diluted outstanding equity and would have the right to designate and elect a majority of the Board of Directors of Temecula Valley and Temecula Valley Bank.

Consummation of the transactions contemplated by the letter of intent is subject to, among others, the following conditions: (i) satisfactory completion of due diligence by the investors; (ii) the negotiation of definitive documents and terms; and (iii) receipt of all required regulatory and shareholder approvals, as necessary. The actual agreed upon structure of the definitive agreement will determine what shareholder approvals, if any, would be necessary to complete the transaction.

"We are very pleased at the prospect of working with the Bancroft/Orient group as partners in our proposed recapitalization," said Frank Basirico, Temecula Valley’s Chief Executive Officer. "There is no question that there has been unprecedented economic difficulty in our industry and markets. We believe this transaction, if consummated, would enable our shareholders, customers and employees to benefit in a way not possible in our current form."

Douglas McDonald, Founder and President of Bancroft Capital, said, "This transaction represents a unique opportunity to aid a very capable management team in the restoration of its community banking model. Temecula Valley Bank has traditionally been one of the finest small banks in the country and our investment will enable the bank to expand while at the same time addressing the issues in its loan portfolio that have caused the bank distress.”

Advisors

Acting as financial advisor to Temecula is Stifel, Nicolaus & Company, Incorporated.

Temecula Valley Bank was established in 1996 and operates eleven full service banking offices in California, in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula's website at www.temvalbank.com.

Founded in 1992, Bancroft Capital is a boutique real estate and bank consulting company with over $395 million in real estate acquisitions to date. It operates out of offices in Manhattan Beach, Calif. and Boulder, Colo. Bancroft targets acquisitions in the Western United States through partnerships with institutional and private investors. The firm also provides its clients with a wealth of experience in distressed debt workout and community bank recapitalization. Additional information can be obtained at www.bancap.com.

Orient Property Group is a Los Angeles-based investment firm financed by a multi-billion dollar New York-based hedge fund. Orient’s mandate includes investing in distressed real estate assets as well as corporate assets that are positioned to take advantage of the dislocation in the capital markets.

Safe Harbor Statement:

This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about Temecula’s and the Investor’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Temecula’s control). The words "may," "could," "should," "would," “will,” “intend,” "believe," “proposed,” “contemplates,” and similar expressions are intended to identify forward-looking statements. Statements concerning future performance, developments, or events concerning expectations for completion of the proposed transactions on terms contemplated in the letter of intent or otherwise, or concerning any growth or any success as a result of the transaction or concerning growth and market forecasts, or potential benefits to Temecula’s shareholders, customers or employees, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the failure to consummate the transactions contemplated by the letter of intent or any other transaction, whether due to the willingness or ability of any party to consummate a transaction, the lack of receipt of regulatory or shareholder approvals, the inability of any party to fulfill other conditions to closing, or otherwise; the effect of interest rate changes; the ability to control costs and expenses; the impact of consolidation in the banking industry; financial policies of the U.S. government, and general economic conditions.

In addition to the foregoing, additional information on factors that could affect financial results and Temecula’s condition and prospects are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. Temecula undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

The securities proposed to be offered in the transaction have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is provided for general information and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, Chief Executive Officer
951-694-9940